EXHIBIT 99.1

Genesee & Wyoming Inc. Signs Agreement to Acquire Ohio Central Railroad System

GREENWICH, Conn., August 4, 2008/PRNewswire-First Call/ – Genesee & Wyoming Inc. (GWI) (NYSE:GWR) announced today that it has signed an agreement to acquire nine short line railroads known as the Ohio Central Railroad System (OCR), for $219.0 million in cash. In addition, GWI has agreed to pay contingent consideration of approximately $25 million upon satisfaction of certain conditions. The final purchase price will be adjusted for working capital at the time of closing.

The acquisition is subject to customary closing conditions and is also contingent upon approval from the state of Ohio for the transfer of an operating agreement for one of the railroads. GWI expects to close the acquisition and commence operations in the fourth quarter of 2008.

Overview of Acquisition

Founded in 1988 and headquartered in Coshocton, Ohio, OCR operates nine short line railroads located in Southern Ohio, in Youngstown, Ohio, and in Pittsburgh, Pennsylvania.

(Click here [photo] for Map)

OCR operates over 445 miles of track and owns 64 locomotives. The railroads handle approximately 140,000 annual carloads, primarily in the coal, steel and solid waste industries.

OCR’s operations in Southern Ohio include the Ohio Central Railroad and the Ohio Southern Railroad, which run a combined 130 miles from South Glouster to Brewster, and the Columbus and Ohio River Railroad, which runs 160 miles from Columbus to Mingo Junction near the Pennsylvania border and 85 miles between Newark and Cambridge. These railroads serve a large coal fired power plant, several coal mines and solid waste landfills, as well as other diversified industries. The railroads interchange with CSX, Norfolk Southern, Wheeling & Lake Erie Railway, RJ Corman Railroad Company and Ohi-Rail.

In and around Youngstown, Ohio, OCR’s operations run over 20 miles and include the Youngstown Belt Railroad, the Youngstown & Austintown Railroad, the Warren & Trumbull Railroad and the Mahoning Valley Railway Company. These railroads primarily serve customers in the steel industry and interchange with CSX and Norfolk Southern.

In Pittsburgh, OCR’s operations run over 50 miles and include the Pittsburgh & Ohio Central Railroad and the Aliquippa & Ohio River Railroad. These railroads primarily serve customers in the cement, chemicals and ethanol industries and interchange with CSX, Norfolk Southern and Wheeling & Lake Erie Railway.

Expected Financial Impact

In 2009, GWI expects OCR to generate approximately $70 million of revenues and approximately $20 million of operating income. GWI expects the OCR railroads will have annual capital expenditures of approximately $6 million and annual depreciation and amortization expense of approximately $12 million. These expectations include the ramp-up of certain customer facilities, some of which have recently commenced shipments. GWI expects the acquisition to be immediately accretive to earnings per share and free cash flow.

Senior Debt Financing

GWI expects to finance the $219 million cash purchase price by amending and expanding the size of its senior credit facility from $256 million to $570 million, subject to customary closing conditions. The amended credit facility will be comprised of a US$300 million revolving loan, a US$240 million term loan and a Canadian dollar equivalent of a US$30 million Canadian term loan, all of which will be due in 2013. Initial borrowings will be priced at LIBOR plus 2.0%. Bank of America, N.A. acts as sole lead arranger and administrative agent for the existing credit facility and will play the same role in the amended credit facility. GWI anticipates closing the amended facility concurrent with the closing of the OCR acquisition. Following the acquisition, and including all existing contingent payments, GWI will have approximately $170 million of remaining borrowing capacity under the amended credit facility, which will be available for general corporate purposes, including acquisitions. As of June 30, 2008, pro forma for the debt financing of the $219 million cash payment for the OCR acquisition, GWI’s total debt to capitalization would be approximately 54.0%.

Comments on the OCR Transaction

“The Ohio Central Railroad System is a valuable regional franchise whose nine railroads serve a diverse customer base in Southern Ohio, Northern Ohio and Western Pennsylvania,” GWI CEO John C. Hellmann said. “Business development on the rail lines has been extraordinarily successful, and we look forward to further increasing shipments and strengthening the local economies. OCR’s safety record is impressive, its employees provide excellent customer service and the physical assets are well maintained. OCR is a welcome addition to the G&W family of railroads.”

GWI owns and operates short line and regional freight railroads in the United States, Canada, Australia and the Netherlands and owns a minority interest in a railroad in Bolivia. Operations currently include 52 railroads organized in nine regions, with more than 6,000 miles of owned and leased track and approximately 3,000 additional miles under track access arrangements. GWI provides rail service at 16 ports in North America and Europe and performs contract coal loading and railcar switching for industrial customers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, the consummation of the proposed acquisition transaction or its expected benefits; our ability to enter into an amended senior credit facility, economic, political and industry conditions; customer demand, retention and contract continuation; legislative and regulatory developments; increased competition in relevant markets; funding needs and financing sources; susceptibility to various legal claims and lawsuits; strikes or work stoppages; severe weather conditions and other natural occurrences; and others. Words such as “anticipates,” “intends,” “plans,” “believes,” “seeks,” “expects,” “estimates,” variations of these words and similar expressions are intended to identify these forward-looking statements. GWI refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as GWI’s Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. GWI disclaims any intention to update the current expectations or forward looking statements contained in this press release.

CONTACT: Michael Williams

Director, Corporate Communications,

Genesee & Wyoming Inc.

203-629-3722

SOURCE: Genesee & Wyoming Inc.